Exhibit 99.1

American States Water Company Announces Earnings For The Three Months Ended September 30, 2008

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 6, 2008--American States Water Company (NYSE:AWR) today reported results for the third quarter ended September 30, 2008. Net income for the three months ended September 30, 2008 was $4.6 million, equivalent to $0.26 per common share on a basic and fully diluted basis, compared to $7.6 million, or $0.44 per basic and fully diluted common share reported for the three months ended September 30, 2007. Excluding the effect of a $0.13 and $0.03 per share unrealized loss on power purchased contracts, basic and fully diluted earnings would be $0.39 and $0.47 per share for the third quarter ended September 30, 2008 and 2007, respectively. The $0.08 per share decrease in adjusted earnings for the third quarter of 2008, as compared to the same period of 2007, is due to the following items:

  The dollar water margin increased by $2.5 million, or $0.08 per share, during the third quarter 2008 due to increased water rates approved by the California Public Utilities Commission (“CPUC”), partially offset by lower water consumption. Increased water rates partially offset by higher water supply costs contributed $0.15 per share to earnings while a 6.8% decrease in water usage during the three months ended September 30, 2008 resulted in a $2.9 million decrease in water revenues, or $0.07 per share. Although precipitation was overall lower in the three months ended September 30, 2008 compared to the same period 2007, the 2008 water revenues appear to have been impacted by the effects of state-wide customer conservation efforts.
  American States Utility Services, Inc. (“ASUS”), an AWR subsidiary, recorded a pretax operating loss of $1.4 million for contracted services for the third quarter of 2008, declining by $1.4 million, or $0.05 per share, as compared to the third quarter of 2007 due primarily to losses incurred at the new bases described herein. ASUS commenced operation of the water and wastewater systems at military bases in North Carolina and South Carolina during the first quarter of 2008 and has incurred higher than anticipated transition and emergency construction costs as well as projected losses on certain construction contracts. Current estimates of construction costs compared to contract revenues indicate losses on certain initial capital upgrade projects. Modifications or change orders have not yet been approved by the U.S. government, and therefore, the anticipated losses on these projects and emergency construction costs have been recorded in construction expenses during the third quarter of 2008.
  Higher other operating expenses at Golden State Water Company ("GSWC") in 2008 primarily consisting of administrative and general expenses and depreciation expense, as described below, as well as a higher effective income tax rate, contributed to an overall decrease of $0.11 per diluted share to the results of operations.

Total operating revenues increased by $9.4 million to $85.3 million for the third quarter of 2008, compared to revenues recorded in the third quarter of 2007, an increase of 12.4%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2008	2007	$ Change	% Change
Water	$69,365	$65,445	$3,920	6.0%
Electric	6,743	6,289	454	7.2%
Contracted services	9,153	4,108	5,045	122.8%
Total operating revenues	$85,261	$75,842	$9,419	12.4%

Water revenues for the third quarter of 2008 increased by $3.9 million or 6.0%. Contributing to this increase were rate increases approved by the CPUC subsequent to September 30, 2007, which added approximately $6.3 million to water revenues in the third quarter of 2008. This increase was partially offset by a decrease of approximately 6.8% in water sales due to the effects of conservation.

Electric revenues from GSWC’s Bear Valley Electric Division increased by 7.2% to $6.7 million compared to $6.3 million for the three months ended September 30, 2007 due primarily to a 2.1% increase in electric usage. In addition, electric revenues in 2007 were lower due to the initial recording in the third quarter of 2007 of a regulatory liability totaling $442,000 for probable refunds to customers related to an over-collection of the total costs associated with the 8.4 megawatt natural gas-fueled generation plant.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $5.0 million during the third quarter of 2008 primarily due to additional revenues of $2.9 million generated from operating and maintaining the water and wastewater systems under the two new contracts in North Carolina and South Carolina, both of which began during the first quarter of 2008. There was also an increase in construction revenues at the existing bases in Virginia pursuant to 50-year firm-fixed price contracts, as well as other construction revenues at the other military bases, during the three months ended September 30, 2008.

Total operating expenses for the three months ended September 30, 2008, increased to $72.1 million as compared to the $58.3 million recorded for the same period in 2007. Impacting the comparability of the two periods were: (i) increases in water supply costs primarily due to higher water rates charged from wholesale suppliers, partially offset by lower consumption; (ii) an increase in the unrealized loss on purchased power contracts; (iii) a net increase in other operating expenses reflecting the commencement of operation of water and wastewater systems at military bases in North Carolina and South Carolina that began during the first quarter of 2008; (iv) increases in administrative and general expenses due to higher labor and employee benefits as well as an overall increase in the number of employees, and the commencement of operation at the military bases in North Carolina and South Carolina; (v) an overall net increase in maintenance expenses again reflecting the commencement of operation at the new military bases, partially offset by a decrease in required and emergency maintenance activities on GSWC’s wells; (vi) an increase in depreciation and amortization expense reflecting, among other things, the effects of closing approximately $55.2 million of additions to utility plant during 2007; (vii) an increase in various nonincome taxes assessed on the gross receipts at certain military bases; and (viii) an increase of $3.2 million in ASUS construction expenses primarily at the two new military bases, including emergency construction to address pre-existing conditions not anticipated in the contract and for which ASUS is pursuing recovery from the U.S. government and anticipated losses associated with certain initial capital upgrade projects.

In summary, the table below sets forth pretax operating income by segment for the third quarter:

(in thousands)	2008	2007	$ Change	% Change
Water	$18,584	$18,538	$46	0.2%
Electric	(4,011)	(901)	(3,110)	(345.2%)
Contracted services	(1,418)	(60)	(1,358)	(2263.3%)
AWR parent	(12)	(52)	40	76.9%
Total pretax operating income	$13,143	$17,525	($4,382)	(25.0%)

Interest expense increased to $5.4 million compared to $5.3 million for the same period of 2007 primarily reflecting an increase in short-term borrowings. Average bank loan balances outstanding under an AWR credit facility for the three months ended September 30, 2008 were approximately $60.2 million, as compared to an average of $26.9 million during the same period of 2007. This was partially offset by lower short-term interest rates. The average interest rate on short-term borrowings for the three months ended September 30, 2008 was 3.2%, as compared to an average of 6.1% during the same period of 2007.

Interest income decreased by $300,000 during the third quarter of 2008 due primarily to less interest earned on short-term cash surplus and a decrease in interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC due to lower interest rates.

Income tax expense for the third quarter of 2008 decreased by 34.6% to $3.4 million compared to $5.2 million for the same period of 2007, due primarily to an overall decrease in pretax income. The overall effective tax rate (“ETR”) for the third quarter of 2008 was 42.9% compared to 40.7% for the same period of 2007. The increase in the ETR is principally due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (principally compensatory-related in nature). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting increase or decrease occurring in another period.

Year-To-Date 2008 Results

Net income for the nine months ended September 30, 2008 was $19.1 million, equivalent to $1.10 per common share on a basic and fully diluted basis, compared to $21.9 million, or $1.26 per basic and fully diluted common share for the nine months ended September 30, 2007. Excluding the effect of a $0.03 and $0.05 per share unrealized gain on power purchased contracts, basic and fully diluted earnings would be $1.07 and $1.21 per share for the nine months ended September 30, 2008 and 2007, respectively. Among other things, a decrease of approximately 6% in water consumption during 2008 resulted in a $6.5 million decrease in water revenues or $0.16 per share, and a significant wastewater expansion project in 2007 from our contracted services business impacted the comparability of the two periods. There was no similar significant construction project in 2008.

Our earnings continued to be impacted by state-wide customer conservation efforts. In August 2008, the CPUC issued a final decision regarding conservation rate design that allows for the establishment and implementation of a Water Revenue Adjustment Mechanism (“WRAM”) to decouple sales from revenues. GSWC intends to prospectively implement the WRAM in late November 2008. This should help mitigate fluctuations in GSWC’s future revenues and earnings due to changes in water consumption.

In a separate proceeding, the CPUC also approved an advice letter filing to allow GSWC to create and implement a Water Conservation Memorandum Account (“WCMA”) to track the extraordinary expenses and revenue shortfall associated with the conservation measures in conjunction with the declared drought in California. The WCMA was effective August 18, 2008 and will be used to track the revenue shortfall until the WRAM is implemented in November 2008 and will continue to track expenses. As of September 30, 2008, approximately $2.2 million of net undercollection has been tracked, but not recorded, in the WCMA. However, unlike the WRAM which is probable for recovery according to the August 2008 CPUC decision, the recovery of the WCMA is less certain. Management cannot predict if the amount tracked in the WCMA will ultimately be recovered.

Cash flows from continuing operations were $43.3 million through the first nine months of 2008, as compared to $42.2 million for the same period last year. Capital expenditures were $59.0 million for the first nine months of 2008, an increase of $26.2 million over the same period last year. This resulted from the Company’s increased efforts in the area of asset management, which includes a more focused infrastructure replacement program. For the first nine months of 2008, the Company funded its capital expenditures primarily by internally generated cash, short-term borrowings, and advances and contributions from developers.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Third Quarter 2008 Earnings Release Conference Call - The Company will host a conference call today, November 6, 2008 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, November 6, 2008 at 3:00 p.m. PT and will run through Thursday, November 13, 2008. The dial-in number for the audio replay is (800) 642-1687, Confirmation ID# 69552863.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	September 30,	December 31,
(in thousands)	2008	2007
	(Unaudited)
Assets
Utility Plant-Net	$815,459	$776,379
Other Property and Investments	23,113	21,599
Current Assets	76,392	63,015
Regulatory and Other Assets	105,219	102,905
	$1,020,183	$963,898
Capitalization and Liabilities
Capitalization	$577,946	$569,355
Current Liabilities	134,971	94,251
Other Credits	307,266	300,292
	$1,020,183	$963,898

Condensed Statements of Income
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Operating Revenues	$85,261	$75,842	$234,516	$227,358

Operating Expenses:
Supply Costs	$24,217	$22,558	$60,904	$58,413
Unrealized loss (gain) on purchased power contracts	3,741	896	(766)	(1,578)
Other operating expenses	7,366	7,004	22,415	20,160
Administrative and general expenses	16,307	11,789	46,077	38,460
Maintenance	4,027	3,897	12,569	11,223
Depreciation and amortization	7,882	7,439	23,485	21,616
Property and other taxes	3,461	2,820	9,220	8,593
ASUS construction expenses	5,117	1,903	13,426	19,232
Net loss (gain) on sale of property	-	11	-	(594)
Total operating expenses	$72,118	$58,317	$187,330	$175,525

Operating income	$13,143	$17,525	$47,186	$51,833

Interest expense	(5,428)	(5,347)	(16,100)	(16,413)
Interest income	293	590	1,429	1,742
Other	(30)	102	91	234

Income From Operations Before Income Tax Expenses	$7,978	$12,870	$32,606	$37,396

Income tax expense	3,426	5,241	13,467	15,461

Net Income	$4,552	$7,629	$19,139	$21,935

Weighted Average Shares Outstanding	17,268	17,197	17,252	17,091
Earnings Per Common Share	$0.26	$0.44	$1.10	$1.26
Weighted Average Diluted Shares	17,404	17,239	17,378	17,132
Earnings Per Diluted Share	$0.26	$0.44	$1.10	$1.26
Dividends Declared Per Common Share	$0.250	$0.235	$0.750	$0.705

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
909-394-3600, ext. 707